Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made, entered into and effective this 19th day of February, 2013 (the “Effective Date”) by and between DecisionPoint Systems, Inc., a Delaware corporation (the "Company), and Dave Goodman ("Executive").

WITNESSETH:

The Company desires to employ Executive, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement. Accordingly, the Company and Executive hereby agree as follows:

1. EMPLOYMENT. The Company offers and Executive accepts employment with the Company upon the terms and conditions hereinafter set forth, which terms and conditions shall supersede any other oral or written employment agreement(s) and addendums thereto entered into by and between the Company, Executive and any other party prior to the date of this
Agreement and any and all rights and obligations of the Company, Executive and any such other party under such employment agreements and addendums, if any, shall be extinguished as of the Effective Date.

2.           DATE AND TERM. The term of Executive's employment hereunder with the
Company (the "Term") shall commence as of the Effective Date and continue through February 19, 2014, unless terminated sooner as provided in Section 5 below. This Agreement shall renew automatically for successive one-year periods unless either party provides at least thirty (30) days written notice of termination at the expiration of the term, unless terminated sooner pursuant to Section 5. After an initial six-month period of employment (the "Initial Term") from the Effective Date, Severance Payments will be as set forth in Paragraph 6 hereof.

3.           POSITION AND DUTIES. Executive shall serve as Chief Financial Officer of the Company, the duties and responsibilities of which shall include the diligent management of the Company's Financial Functions, Public Reporting, Information Technology and Human Resources reporting and subject to the  supervision of Nicholas R. Toms, Chief Executive Officer or his successor  in the event of his death, disability, retirement or termination, or such other person or persons as may be designated from time to time by the Company's Board of Directors (the "Board"). Executive's services shall be performed at  such Company locations as may be agreed upon by Executive and the Company. Executive agrees, during the Term, to devote all of Executive's professional time, attention and skills to the performance of his responsibilities and duties hereunder.

4.           COMPENSATION AND EXPENSE REIMBURSEMENT.

(a) Base Salary and Annual Bonus. For all services rendered by Executive under this
Agreement, the Company shall pay Executive an annual base salary of $275,000 ("Base Salary"). Executive's Base Salary shall be payable in equal installments in accordance with the normal payroll practices of the Company. During the Term, Executive will also be entitled to an annual bonus ("Annual Bonus") which shall be calculated pursuant to the terms set forth on Exhibit A, attached hereto and made a part hereof, provided Executive meets the conditions for receiving a bonus as set forth in Exhibit A, which Annual Bonus for any fiscal year shall be paid to Executive on April 15 of the year following the close of such fiscal year. At Company's option the Annual Bonus shall be paid up to 50% in cash and up to 50% in such number of unregistered shares of the common stock, par value $0.001 per share, of the Company ("DPS Stock") obtained by dividing such 50% portion of the Annual Bonus amount by the average of the daily closing price per share of the DPS Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs), as reported on the OTC Bulletin Board or such other stock exchange on which the DPSI Stock is then listed or quoted, for each of the ten (10) consecutive trading days ending on (and including) the trading day that occurs two (2) trading days prior to (and not including) the Annual Bonus payment date. The Compensation, Governance and Nominating Committee is reviewing the stock component as discussed and will advise its conclusion in the coming months.

(b)           Benefits. The Company shall provide to Executive  and Executive shall have the right to participate in all Executive benefit plans and arrangements as are from time to time made available to senior executives of the Company generally (including, without limitation, such medical, disability, Director and Officer liability, and life insurance coverage as may from time to time be made so available, the Company's 401(k) Plan, and the Company's Employee Stock Ownership Plan), subject to the terms and conditions of such plans and arrangements.

(c)           Stock Options. Executive will be granted options to purchase 50,000 common shares ("Shares") of the Company at an exercise price per Share equal to the closing bid price per Share on the Effective Date. Such options will vest over three (3) years in three (3) equal installments commencing on the first anniversary of such grant, provided Executive is employed by the Company on each anniversary date. It is intended that the options will qualify as Incentive Stock Options for Federal Income Tax purposes and will be issued if, and when the Company's stockholders have approved a new Incentive Stock Option Plan (the "ISO Plan"). You will be eligible to participate in the ISO Plan with annual reviews and in accordance with the Company's policies in effect from time to time as approved by the Board of Directors.

(d)           Vacations. Executive shall annually be entitled to four (4) weeks paid vacation time (or such increased amount of time as may be made available to Executive from time to time by the Company), with Executive's vacations being taken in accordance with the Company's vacation policy. Although unused vacation time may not currently be carried over from one year to the next under the Company's vacation policy, upon any termination of Executive's employment hereunder Executive shall be paid for a pro rata portion of any unused vacation time for the year in which the termination occurs. In addition, you will be entitled to five (5) accrued sick days each year employed and be eligible for all public holidays, and vacation and sick days provided by the Company annually in accordance with its policies as in effect from time to time.

(e)           Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary expenditures incurred in the performance of his duties hereunder, provided that such expenditures are incurred and accounted for in accordance with the policies and procedures of the Company as may be in effect from time to time for senior executives generally.

5.           TERMINATION.

(a)           Termination by the Company. Subject to the remaining provisions of this Section
5(a), the Board may terminate Executive's employment hereunder at any time (i) during the Initial Term, (ii) for Cause, (iii) if Executive suffers a Disability, or (iv) at any time after the Initial Term without Cause.

(i) As used herein, "Disability" shall mean the inability of Executive to perform his duties with the Company on a full-time basis for 180 days in any one-year period as a result of incapacity due to mental or physical condition.

(ii) Termination for "Cause" as used herein shall be limited to (A) Executive's negligent or willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of Executive's position or to follow the direction of the Board following written notice from the Board specifying such failure, or (B) Executive's being convicted of, or pleading guilty or nob contendere to, a felony or criminal fraud. Before Executive may be terminated for Cause, however, he shall be given a notice of intent to terminate (setting forth in reasonable detail the facts and circumstances claimed to provide the basis for "Cause"). Before he is thereafter given a Notice of Termination (as described in Section 5(c) below), Executive and his legal advisor(s), if any, shall be provided an opportunity before the Board to discuss the facts and circumstances claimed to provide the basis for the "Cause,'"

(b)           Termination Without Cause. Executive may be terminated by the Board of Directors during and after the Initial Term, without Cause. Executive may also be terminated by the Board of Directors without Cause after a "Change in Control" as such term is defined below. Termination after a Change in Control shall include not only actual termination but also constructive termination which will include a material reduction in salary without the Executive's consent, diminution in the Executive's responsibilities, reporting requirements or any mandate requiring the Executive to relocate more than 50 miles from his current location.

A Change in Control shall be deemed to have occurred

(i) Upon the sale of the Company; or (ii) in the event a shareholder or group of shareholders acquires 51% or more of the Company's outstanding Common Stock or a majority of the Board of Directors, in each case without the consent of a majority of the Board of Directors then in office prior to such Shareholder or Group of Shareholders acquiring 51% or more of the Company's outstanding Common Stock or Board control.

(c)           Termination by Mutual Agreement. Executive's employment may also be terminated pursuant to the mutual agreement of Executive and the Company. Any termination of Executive's employment by mutual agreement of the parties shall be memorialized by an agreement which is reduced to writing and signed by Executive and a duly appointed officer of the Company.

(d)           Notice of Termination. Any termination of Executive's employment (other than a termination due to Executive's death or pursuant to the parties' mutual agreement) shall be communicated by written Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(e)           Date of Termination. The "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the end of the month in which his death occurred; (2) if Executive's employment is terminated pursuant to the parties' mutual agreement, the end of the month in which such agreement is effective; and (3) if Executive's employment is terminated for any other reason, the later of (i) the end of the month in which a Notice of Termination is given, or (ii) the end of the month in which such a Notice of Termination is to be effective.
Notwithstanding anything stated in this Agreement to the contrary, however, if Executive's death occurs after a Notice of Termination has been delivered hereunder, the "Date of Termination" shall mean the end of the month in which Executive's death occurred.

6.           RIGHTS UPON TERMINATION.

(a)  If Executive's employment is terminated by the Board as described in Section 5(a) above or as a result of Executive's death, (i) the Company shall pay Executive all Base Salary payable to him under Section 4(a) through the Date of Termination and Executive's Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such Annual Bonus has  been earned but not  paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid),  (ii) the Company shall reimburse Executive for all unreimbursed expenses described in Section 4(d), if any, which are incurred through the Date of Termination and (iii) the Company shall pay Executive a prorated Annual Bonus (based on the portion of the applicable fiscal year served by Executive) for the fiscal year during which occurs the Date of Termination, based on actual performance for such fiscal year at the same time bonuses would be payable to Executive if Executive had continued in employment.  Except as otherwise provided herein, Executive's rights to Base Salary and Annual Bonus for workdays occurring after the Date of Termination shall permanently cease after such date. Executive's post-termination rights under any Executive benefit plans and arrangements as may from time to time be made available to or for Executive or the Company's executives shall be as described therein. Except as otherwise provided herein, all payments) made to Executive pursuant to the first sentence of this Section 6(a) shall be paid, subject to applicable withholding, on the 30th day following the Date of Termination.

(b) If Executive's death occurs prior to his receipt of the payment(s) provided for in Section 6(a) above, payment(s), if any, shall be paid to Executive's designated beneficiary, or if he or she predeceases Executive or no beneficiary has been designated, to Executive's estate.

(i) In the event that the Executive is terminated without Cause during the Initial Term then Executive shall be entitled to a severance payment equal to two (2) months of accrued salary plus two (2) months of COBRA payments.

(ii)           In the event the Executive is terminated without Cause, after the Initial Term but within the first twelve (12) months of employment, then he shall be entitled to a severance payout equal to three (3) months of annual salary plus three (3) months of COBRA payments, and reimbursement of all accrued but unpaid expenses.

(iii)           In the event Executive is terminated without Cause after twelve (12) months of employment, or in the event the Agreement is not renewed by the Company after twelve (12) months of employment, then he shall be entitled to a severance payment of six (6) months base salary plus six (6) months of COBRA payments.

(iv)           In the event Executive is terminated without cause after at least twenty-four (24) months of employment, or in the event the Agreement is not renewed by the Company after at least twenty four (24) months of employment, then he shall be entitled to a severance payment of twelve (12) months base salary plus twelve (12) months of COBRA payments.

(c) In the event that Executive is terminated without Cause after a Change in Control, then Executive shall be entitled to a severance payment equal to one year’s Base Salary. In addition, all theretofore unvested share options, restricted options, restricted share and other awards issued to the Executive pursuant to the Company’s Share Option and Bonus Plan shall immediately upon such change in control and termination without Cause become 100% vested.

(d)           Executive is required to execute a general waiver and release as a condition of receiving post-employment benefits such as severance and company-paid COBRA benefits.

7. WORK PRODUCT, CONFIDENTIALITY AND RESTRICTIVE COVENANTS

(a)           Ownership of Work Product.

(i) Executive has attached hereto, as Exhibit B a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company (collectively referred to as "Prior Inventions"), which belong to Executive, which relate to the Company's business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive's employment with the Company, he incorporates into Work Product (as defined below) a Prior Invention owned by him or in which he has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such Work Product.

(ii)  Executive agrees that he will promptly make full written disclosure to the Company of any and all Work Product made by Executive, either solely or jointly. The Company shall own all Work Product. To the extent permitted by law, all Work Product shall be considered work made for hire by Executive and owned by the Company.

(iii) If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, except as prohibited by law, Executive hereby assigns, and upon creation thereof automatically assigns, to the Company, its designees, successors and assigns, all of Executive's right, title and interest in and to Work Product.

(iv) The Company, its designees, successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations, and any other protection available for the Work Product, Executive agrees to assist the Company, or its designees, successors and assigns, at the Company's expense, in every proper way to secure the Company's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors assigns and designees, the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment. If the Company is unable because of Executive's mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product or original works of authorship assigned to the Company as above, then. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact coupled with an interest, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.

(v) For purposes hereof, "Work Product" shall mean inventions, original works of authorship, developments, concepts, improvements or Trade Secrets (as herein defined), whether or not patentable or registerable under copyright, patent or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time he is in the employ of the Company and that are within the scope and duration of his employment. "Work Product" specifically excludes inventions, original works of authorship, developments, concepts and improvements developed by Executive entirely on his own time without using the Company's equipment, supplies, facilities, Trade Secrets or Confidential Information (as hereinafter defined), except for those inventions, original works of authorship, developments, concepts and improvements that both (i) relate to the Company's actual or anticipated business, research or development and (ii) result from or are connected with work performed by Executive for the Company. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in all Work Product recognized by applicable law. Executive shall not incorporate any invention, original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Work Product without Company's prior written permission.

(b)           Confidentiality.

(i)           Executive shall maintain in strict confidence, shall not use or disclose (except as required to perform Executive's duties under this Agreement), and shall assist and comply with all Company efforts, procedures, and programs to maintain the secrecy of all Trade Secrets and Confidential Information of the Company, its affiliates and customers.

(ii)           For purposes of this Agreement, the term 'Trade Secrets" means any scientific or technical information, design, process, procedure, formula, other information described below in this Section, or improvement that derives independent economic value from not being generally known, and not being readily ascertainable through proper means, to the Company's competitors or any other person or entity that can obtain economic value from its use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, capacity, testing, installation, implementation and customizing techniques and procedures concerning the Company's present and future products and services. This includes, but is not limited to:

(A) software (including source and object code), algorithms, inventions, designs, concepts, discoveries, improvements, computer processing systems, techniques, methodologies, formulas, processes, compilations of information, data, models, photographs, know-how, machines, plans, techniques, user documentation, functional overviews, screen layouts, report layouts, processing flow charts and other work products, drawings, proposals, job notes, reports, records, and specifications, whether the foregoing have been developed by or for the Company or otherwise obtained by the Company;

(B)           customer or prospective customer or referral lists and contact information, agreements, prospects, strategies, purchase needs, preferences and habits, plans, records, files, or other similar information;

(C)           project agreements, product agreements, service agreements, sates contracts, licenses, negotiations, strategies, plans, records, forms or files;

(D)           Company policy and operating manuals or procedures, work-flow systems, product-design processes and systems and strategies for providing services;

(E)           Company performance or financial statements or other such information;

(F)           product, application and service price lists, forms, contracts, marketing or other research and development data and the results thereof or related information; and

(G)           product, application and service testing or evaluation results or similar information.

(iii) For purposes of this Agreement, the term "Confidential Information" means any data or information and documentation, in addition to that which is a Trade Secret, that is valuable to Company and not generally known to the public, including but not limited to:

(A)           financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to Company generally, or to particular products, services, geographic areas, or time periods;

(B)           supply and service information, including but not limited to information concerning the goods and services utilized or purchased by Company, names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to Company the details of which are not generally known;

(C)           marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts, results of marketing efforts or information about impending transactions;

(D)           Executive may not, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Trade Secrets or Confidential Information, except as specifically required in the performance of his duties for the Company.

Executive may not disclose to the Company, use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Further, Executive agrees to abide by all lawful provisions of any covenants not to compete that he may have with prior employers,

(c)           Return of Materials. Upon the request of the Company and, in any event, upon the termination of Executive's employment, Executive shall deliver to Company all memoranda, notes, records, drawings, daily or monthly appointment calendars (regardless of how kept), manuals, disks and other documents and media, regardless of form, that contain Work Product, Trade Secrets, Confidential Information, or otherwise relate to the Company's business. Executive shall not retain any such materials (whether in original or duplicated form) following such delivery.

(d) Restrictive Covenants.  Executive acknowledges that he will be exposed to Confidential Information, and also acknowledges that the Company’s business is very competitive and that it is difficult to establish relationships with customers.  To protect the Company’s investments in the Confidential Information, its reputation and goodwill in its relationships with its customers, and in consideration of this Agreement, Executive agrees to the following:

(i) During the term of this Agreement and continuing until the first anniversary of the date of termination or expiration thereof (or such shorter period equal to the term of any severance payment, which is less than one year, in the event of termination without Cause under this Agreement) unless the Company elects to pay severance for a longer period up to one year from such termination,  Executive shall not directly or indirectly participate or engage in, or assist any businesses which develop, produce, market, sell or distribute products or services which compete with the business of the Company anywhere in the world.

(ii) During the term of this Agreement and continuing until the first anniversary of the date of termination or expiration thereof Executive shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or any other person or entity, and further agrees that he will not request or otherwise induce or influence, directly or indirectly, any present customer or supplier, or prospective customer or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, to limit or postpone their business with the Company.

(iii) Executive acknowledges and agrees that the Company has a legitimate interest in preventing him from engaging in the activities as described in Section 7.  Executive further agrees that the restrictive covenants in Section 7 are reasonably required to protect the legitimate interests of the Company.  Executive agrees that the provisions of Section 7 are intended to be enforceable to the greatest extent possible and are severable.   If one of the covenants is found to be invalid or unenforceable, the remaining covenants shall not be affected.  Also, if any of the provisions in the covenant shall be deemed by an appropriate court with competent jurisdiction or arbitrator to exceed the time, geographic or activity limitations permitted by applicable law, Executive agrees that such provisions can be amended and revised to allow the maximum restriction permitted by applicable law, and Executive authorizes the court or arbitrator to so reform the provisions.

(e)           Company deemed to include CMAC, Inc. For purposes of this Section 7 in its entirety, the term "Company" shall be deemed to encompass and include DecisionPoint Systems, Inc. and its affiliates (as defined in Rule 405 under the Securities Act of 1933. as amended), and subsidiaries which shall include but may not be limited to CMAC, Inc. and APEX, Inc..

(f)           Enforcement. The provisions of Section 7 in its entirety shall survive termination of this Agreement or the lapse of the Term without renewal. In the event of any breach or threatened breach by Executive of any covenant contained in Section 7 of this Agreement, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damage. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company. Executive therefore agrees that, in the event of any such breach or threatened breach, the Company shall be entitled to obtain an injunction to restrain the breach or anticipated breach of any such, covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Company have cause to seek such relief, no bond shall be required. Each party agrees to pay own costs  including attorneys’ fees incurred by such party in connection with any action taken under this subparagraph  (f) to obtain an injunction.

8.           ASSIGNMENT. Neither party to this Agreement may assign or delegate any of its rights or obligations hereunder without the other party's prior written consent.

9.           AMENDMENT AND MODIFICATION. No amendments modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and the Company.

10.           SEVERABILITY. The parties intend this Agreement to be enforced to the maximum extent permitted by law. In the event any provision of this Agreement is deemed to be invalid or unenforceable by any court of competent jurisdiction, such provision will be deemed to be restricted in scope or otherwise modified to the extent necessary to render it valid or enforceable. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will remain in full force and effect.

11.           CONTROLLING LAW. The terms of this Agreement will be construed and governed in accordance with the internal laws, but not the laws of conflicts, of the State of New York applicable to agreements made and to be performed in that State. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to this Agreement, shall be submitted to final and binding arbitration, to be held in the State of New York, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall decide all issues relating to arbitrability, and shall have the power to grant equitable relief, including injunctions, temporary restraining orders, etc. In the event that any arbitration, action, suit or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, each party shall  bear its own costs  including attorneys' fees incurred by such party in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom.

12.           NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand, sent via facsimile, or sent by registered or certified mail, return receipt requested, as follows:

As to Executive:
Mr. Dave Goodman
75 Rye Ridge Road
Harrison, NY 10528

to the Company at:

HRCG/DecisionPoint Systems, Inc.
Attn: Kimberly Mitola
117 Main Street
Seymour, CT 06483
Facsimile: (203) 881-3135

DecisionPoint Systems, Inc.
Attn: Nicholas R. Toms
8697 Research Drive
Irvine, California 92618
Facsimile: (949) 859-3647

with a copy to:
Durant, Nichols, Houston, Hodgson & Cortese-Costa, P.C.
Attn: Christopher Hodgson
1057 Broad Street
Bridgeport, CT 06604
Facsimile: (203) 384-0317

or to such other address as either party hereto may designate to the other by written notice given in accordance with this Agreement Notices shall be deemed sent on the date personally delivered and receipt or written acknowledgement is received if sent via facsimile.

13.           WAIVER OF BREACH. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.           ENTIRE AGREEMENT. Except as otherwise noted herein or in any separate agreement entered into by Executive and the Company, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

15.           COMPLIANCE WITH CODE SECTION 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in foil at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (t) all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (in) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive's separation from service with the Company, the Company has securities which are publicly traded on an established securities market, Executive is a "specified Executive" (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of (lie payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive's separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 15{c), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive's separation from service with the Company. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the persona] representative of Executive's estate within sixty (60) days after the date of Executive's death.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement, personally and as corporate officer thereunto duly authorized on the day and year first set forth above.

Executive:	DecisionPoint Systems, Inc.
(The “Company”):

/s/ Dave Goodman	By:	/s/ Nicholas R. Toms
Dave Goodman		Nicholas R. Toms
Chief Executive Officer

EXHIBIT A

BONUS

Executive will be entitled to earn an annual bonus in the gross amount of $150,000 (half payable in cash and half in stock at the option of the Company and as set forth in Section 4(a)) for performance based upon achieving certain levels of profit to be mutually agreed upon with the Board of Directors in each year’s budget process and set forth in writing. Executive will be entitled to earn an additional bonus of $50,000 if the Company exceeds the level of profit set forth by the Board. The Board may modify the amount of the bonus after the first year in its sole discretion.

Exhibit B

None.